Exhibit 99.1

FOR IMMEDIATE RELEASE     Media Contact: Rachel Sharkey (717) 291-2831
        Investor Contact: Matt Jozwiak (717) 327-2657

Fulton Financial Corporation Announces Increased Common Stock Dividend, Preferred Stock Dividend and $125 Million Repurchase Program

LANCASTER, Pa.--(BUSINESS WIRE)-- Fulton Financial Corporation (“Fulton”) (Nasdaq: FULT) today announced that its Board of Directors (the “Board”) declared a quarterly cash dividend of seventeen cents per share on its common stock, payable on January 12, 2024, to shareholders of record as of January 2, 2024. This is a one cent per share increase from the quarterly cash dividend that the Board declared on September 19, 2023.

In addition, Fulton announced that the Board declared a quarterly dividend of $12.81 per share (equivalent to $0.32025 per depositary share) on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”), payable on January 16, 2024, to shareholders of record as of January 1, 2024, for the period from and including October 15, 2023, to but excluding, January 15, 2024.

Fulton also announced that the Board approved the repurchase of shares of Fulton’s common stock and other securities in an aggregate principal amount not to exceed $125 million (the “2024 Program”) commencing on January 1, 2024 and expiring on December 31, 2024. Under the 2024 Program, up to $25 million may be used to repurchase shares of Fulton’s Preferred Stock and outstanding subordinated notes. Purchases may be made from time to time under the 2024 Program in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with federal securities laws. The 2024 Program may be discontinued at any time at the discretion of the Board and does not commit Fulton to repurchase any of its securities. Purchases, if any, will be determined by management in its discretion and will depend upon a number of factors, including Fulton's capital position, liquidity, financial performance and alternate uses of capital, the market price of Fulton's securities, general market and economic conditions, and applicable legal and regulatory requirements.

Fulton, a $27 billion Lancaster, Pennsylvania-based financial holding company, has more than 3,300 employees and operates more than 200 financial centers in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through Fulton Bank, N.A.

Additional information on Fulton can be found at investor.fultonbank.com.